Checkpoint Systems, Inc. Appeals Adverse Orders
                 and Rulings in ID Systems Lawsuit



                         COMPANY CONTACT:
                            Checkpoint Systems, Inc.
                            Craig Burns
                            Executive Vice President,
                        Chief Financial Officer, Finance
                            and Operations
                            (856) 848-1800
                         INVESTOR RELATIONS CONTACTS:
                            Christine Mohrmann, Lindsay Hatton
                            FD Morgen-Walke
                            (212) 850-5600
                         PRESS CONTACT:
                            Jason Rando
FOR IMMEDIATE RELEASE       FD Morgen-Walke
---------------------       (212) 850-5600


              Checkpoint Systems, Inc. Appeals Adverse Orders
                and Rulings in ID Systems Lawsuit

Thorofare, New Jersey, April 25, 2003 - Checkpoint Systems, Inc. (NYSE: CKP) today announced that it has filed an appeal with the Third Circuit Court of Appeals in response to the lawsuit brought by ID Security Systems Canada Inc. Checkpoint is appealing all orders and rulings adverse to the Company, including those embodied in the Court's Order and Opinion of March 28, 2003. The Company anticipates that the appeal process could continue for up to 18 months.


Checkpoint Systems, Inc., is a multinational manufacturer and marketer of technology-driven solutions for retail security, labeling, and merchandising. Checkpoint is the leading provider of radio frequency- (RF) based shrink management solutions to the $1 trillion global retail industry, including over half of the world's top 200 largest global retailers. In addition to its shrink management capabilities, Checkpoint's end-to-end supply chain technology helps apparel and consumer product manufacturers and retailers brand, track and secure goods worldwide. Checkpoint has a presence in more than 50 countries and a global network of 29 service bureaus located in the world's apparel manufacturing capitals. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

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